                                                                    EXHIBIT 99.6

November 30, 1998

Mr. R. Ray Pate, Jr.
President and Chief Executive Officer
National Capital Reciprocal Insurance Company
1115 30th Street, NW
Washington, DC  20007

Dear Mr. Pate:

Pursuant to your request, we have analyzed the tax characterization of the corporate reorganization of National Capital Reciprocal Insurance Company from a reciprocal insurance company structure to a mutual insurance holding company structure. This letter contains the findings of our research and our opinion as to the proper tax characterization of the planned reorganization.

SUMMARY BACKGROUND

National Capital Reciprocal Insurance Company ("Company" or "Taxpayer") has entered into a plan of reorganization ("Plan") under which Company converts from a reciprocal insurance company into a stock insurance company. As part of Plan, a mutual insurance holding company will be formed to own 100% of the stock of Company. The policyholders ("Members") of Company will have their rights in Company exchanged for rights in the mutual insurance holding company.

Additional background information pertinent to the reorganization is presented later in this document under the heading "DETAIL BACKGROUND."

ISSUES

The central concern is whether the reorganization described in Plan may be considered a tax-free reorganization under section 368(a)(1)(E)/1/.

In determining whether the reorganization described in Plan is wholly tax-free, the tax characterization of the following sub-issues must be determined:

---------------------
/1/ Unless otherwise indicated, all "section" references herein are to the Internal Revenue Code of 1986, as amended

("Code"), and to the regulations promulgated thereunder.

Mr. R. Ray Pate, Jr.
National Capital Reciprocal Insurance Company
November 30, 1998
Page 2


1. Is the conversion from a reciprocal insurance company to a stock insurance company a tax-free reorganization under section 368(a)(1)(E)?

2. Is the formation of a mutual insurance holding company structure a tax-free reorganization under section 368(a)(1)(E)?

3. Is the transfer of Member rights in Company in exchange for similar rights in the newly formed mutual insurance holding company a tax-free event for Members?

4.  Does the proposed reorganization have sufficient business purpose?

CONCLUSION

It is our opinion that the proposed mutual insurance holding company restructuring of National Capital Reciprocal Insurance Company should be characterized as a tax-free reorganization under section 368(a)(1)(E).

In coming to this conclusion, we have determined that:

1. the conversion of Company from a reciprocal insurance company to a stock insurance company is a tax-free reorganization,

2. the formation of a mutual insurance holding company structure is a tax-free reorganization,

3. the transfer of Member rights in Company in exchange for similar rights in the newly formed mutual insurance holding company is a tax-free event for Members, and

4. the business purpose, as stated by Company's management, is sufficient to support tax-free treatment.

We believe this position will (approximately a 90-95% likelihood) be sustained on its merits if challenged by the IRS.

DETAIL BACKGROUND

Company Background

Company is a reciprocal insurance company organized under District of Columbia ("D.C.") law. For Federal income tax purposes, Company is a property and casualty insurance company taxable under sections 831 and 835 of the Code and is an accrual basis calendar year taxpayer.

Company was established in 1980 as a reciprocal, or inter-insurance exchange. Company provides comprehensive professional liability and office premises liability insurance under non-assessable policies to physicians having their principal practice in D.C. and/or Maryland. A

Mr. R. Ray Pate, Jr.
National Capital Reciprocal Insurance Company
November 30, 1998
Page 3


majority of Company's business is written in D.C. As a reciprocal, Company is an unincorporated association controlled by its Members. Members act through a designated attorney-in-fact, National Capital Underwriters, Inc. ("NCUI"), to exchange contracts among themselves. NCUI was wholly owned by the Medical Society of the District of Columbia until June 30, 1997, at which time Company purchased all of the outstanding stock and NCUI became a wholly owned subsidiary of Company.

Company is a mutual insurance company operating as an inter-insurer or reciprocal underwriter within the meaning of the Code and regulations./2/ Company has no capital stock. Rather, Members own all of the proprietary interest. Members have certain rights on liquidation of Company. In addition, Members have the right to vote for the board of governors and on other significant business actions. Member rights are conferred by D.C. law, and the Rules, Regulations and Bylaws of Company.

Company is the common parent of an affiliated group filing a consolidated Federal income tax return containing five other members in addition to NCUI. Other wholly owned subsidiaries include:

 .    National Capital Insurance Brokerage, Ltd. ("NCIB") - Established to serve as the Company's U.S. intermediary with respect to reinsurance needs.

 .    NCRIC Insurance Agency, Inc. ("NIA") - Organized to acquire certain life, health and disability insurance business from Medical Society Services, Inc. NIA also offers property and casualty products not underwritten by Company.

 .    Commonwealth Medical Liability Insurance Company ("CML")  - Provides
     professional liability insurance in Virginia and other jurisdictions.

 .    NCRIC Physicians Organization, Inc. ("NCRIC PO") - Established as
     physicians' organization whose primary purpose is to contract on behalf of its member physicians for the delivery of medical services with various health care delivery systems.

 .    NCRIC MSO, Inc. ("NCRIC MSO") - Newly established entity. NCRIC MSO is in the process of commencing operations. NCRIC MSO is currently in negotiations to acquire HealthCare Consulting, Inc. ("HCI"). NCRIC MSO intends to exchange cash, stock, or other considerations, for the stock of HCI. If this transaction is completed, the acquisition of the stock of HCI may occur prior to the planned reorganization of the NCRIC group.

---------------------
/2/ See section 835 and Reg. section 1.826. Company is a reciprocal underwriter. For tax purposes, reciprocal underwriters are treated as mutual insurance companies, and are subject to special rules for reciprocal underwriters under section 835.

Mr. R. Ray Pate, Jr.
National Capital Reciprocal Insurance Company
November 30, 1998
Page 4



Description of Plan

On the effective date of the reorganization, the following events will occur pursuant to Plan as more fully described below:

1. Company will form NCRIC, A Mutual Holding Company ("MHC"). MHC will be a D.C. corporation, subject to D.C. Business Corporation Act and insurance law, formed in order to own the stock of NCRIC Holdings, Inc. ("Holdings") as described below. MHC will be subject to regulation by the D.C. Department of Insurance and Securities Regulation ("Department"). MHC will not be authorized to directly engage in the business of insurance and will not be authorized to issue capital stock. Membership in MHC will be limited to: (1) persons who prior to the conversion are Members; and (2) persons issued certain types of policies after the effective date of the described transactions (collectively, "MHC Members"). Under D.C. law, MHC Members will have voting rights and liquidation rights. However, MHC Members will not have the right to any distributions from MHC other than distributions approved by Department or a court.

    MHC is required to hold, either directly or indirectly, a majority of the voting stock of NCRIC, Inc./3/, /4/ MHC will file annual and quarterly financial statements with the D.C. Commissioner of Insurance and Securities ("Commissioner"); however, the filings will differ significantly in substance and form from the prescribed forms for insurance companies because MHC will not be in the business of insurance. MHC also may not dissolve without approval of Commissioner or a court. In the event of NCRIC, Inc.'s insolvency, MHC automatically becomes a party to the proceedings. All of the assets of MHC, including, but not limited to, its interest in Holdings, are deemed assets of the estate of NCRIC, Inc. to the extent necessary to satisfy claims of persons against NCRIC, Inc. who have certain specified priority claims. MHC shall automatically be a party to any proceedings under the Insurers Rehabilitation and Liquidation Act involving NCRIC, Inc./5/

    MHC will not pay dividends or make any other distributions to its Members, except as directed by Commissioner or a court.

    MHC will form Holdings to own the stock of NCRIC, Inc. as described below. Holdings will not be directly engaged in the business of insurance. MHC will initially own all of the outstanding stock of Holdings.

--------------------
/3/ Section 3(d) of Reciprocal Insurance Company Conversion Act of 1998
    ("RICC"); New D.C. Code section 35-3742(d).
/4/ NCRIC Inc. is the name of the stock insurance company that is created in the conversion of Company from a reciprocal insurance company to a stock insurance company.
/5/ Section 6(a) of RICC; New D.C. Code section 35-3745(a).

Mr. R. Ray Pate, Jr.
National Capital Reciprocal Insurance Company
November 30, 1998
Page 5


   2. Company will convert to a stock insurance company under D.C. law. Company will be deemed to issue stock to Members in exchange for their Membership interests in Company./6/ After the conversion, Company will change its name to NCRIC, Inc.

       NCRIC, Inc. shall be a continuation of Company, and the conversion shall in no way annul, modify, or change any of Company's existing suits, rights, contracts, or liabilities except as provided in the approved conversion plan. The conversion is not considered a demutualization under District of Columbia law./7/

   3. Pursuant to the reorganization under D.C. law, the Members of Company will have their deemed stock ownership in NCRIC, Inc. exchanged for Membership interests in MHC, and NCRIC, Inc. will become a wholly owned subsidiary of MHC.

   4. MHC will contribute the stock of NCRIC, Inc. to Holdings in exchange for the stock of Holdings.

   5. Holdings will form NCRIC Group, Inc. ("Group"). Group will be formed for the purpose of owning the stock of NCRIC, Inc. and NCRIC MSO as described below. Group will not be engaged in the business of insurance. Holdings will initially own all of the outstanding stock of Group.

   6. Holdings will contribute its ownership of NCRIC, Inc. to Group in exchange for Group stock.

   7.  NCRIC, Inc. will distribute its ownership of NCRIC MSO stock to Group.

   8. Following the mutual conversion and reorganization, Group intends to issue additional stock pursuant to an initial public offering ("IPO") or an acquisition of another company. Such an issuance may cause MHC and Holdings to cease to be affiliated with Group within the meaning of section 1504(a).

Prior to the actual reorganization, and in an effort to align operating subsidiaries into cohesive business groups, Company will contribute the stock of its first tier subsidiary, NCRIC PO to another first tier subsidiary NCRIC MSO.

/6/ At no time will stock actually be distributed to Members. The deemed distribution of stock is one transitory step in the compound transaction involving the conversion of Company from a reciprocal insurance company to a stock insurance company in connection with the formation of a mutual insurance holding company structure. The deemed stock distribution to Members is included in the steps of the transaction to aid in illustrating the tax characterization of the reorganization under the Code.
/7/ Section 35-4201 et. seq. of the D.C. Insurance Code.

Mr. R. Ray Pate, Jr.
National Capital Reciprocal Insurance Company
November 30, 1998
Page 6


Additional Information

In addition to the restructuring steps presented above, Company's management has provided the following additional information relevant to the restructuring:

a) The fair market value of the MHC Membership interests received by Members will approximately equal the fair market value of the proprietary interests in Company to be exchanged therefor.

b) The conversion is not part of a plan to increase the proportionate interest of any policyholder in the assets or earnings and profits of Company.

c) Following the conversion, Company will continue, as a stock insurance company, in the same business that it had conducted prior to the conversion.

d) Each party to the conversion will pay its, his or her own expenses, if any, in connection with the conversion.

e)  The conversion will occur under a plan agreed upon before the transaction.

f) Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

g) Following its conversion, Company will be treated under D.C. law as the same entity that existed prior to the conversion.

h) Company will not treat the issuance of any Company stock in the reorganization as the payment of a deductible policyholder dividend within the meaning of section 832(c)(11) of the Code.

i) Immediately after the transaction, MHC and its direct and indirect subsidiaries will continue to own substantially all of the assets of Company held directly, and through its direct and indirect subsidiaries, prior to the transaction.

j) Subsequent to the conversion, stock subscription rights will be issued to Members, Company's directors, management and employees, and a newly formed Employee Stock Ownership Plan ("ESOP"). The stock subscription rights will entitle the named holders to a purchase priority in the planned public offering of Group stock. Holders of the stock subscription rights are entitled to purchase stock at the price paid by the public in the IPO. The stock subscription rights are issued without consideration and are presumed to have no value.

Subsequent to the reorganization, Group will issue stock pursuant to an IPO. At such time, if the offering is for more than 20% of the vote and value of Group, MHC and Holdings will cease to

Mr. R. Ray Pate, Jr.
National Capital Reciprocal Insurance Company
November 30, 1998
Page 7


be affiliated with Group and its direct and indirect subsidiaries within the meaning of section 1504(a).

Business Purpose

Company's management has made the following representations regarding the business purpose for undertaking the reorganization:

The reorganization will enhance Company's strategic flexibility and financial strength by creating a corporate structure that will provide access to capital from sources currently unavailable.

Company has succeeded in providing quality insurance and quality service to its Members at a reasonable cost. However, insurance companies, including Company, are subject to increasing competition and many of the competing organizations are much larger and have access to capital, to support growth, from sources that are not presently available to Company.

Continued growth is important to Company's goal of remaining an effective and competitive insurer. Such growth requires additional permanent capital beyond that which can be generated internally. As a reciprocal insurer, Company has no authority to issue shares of capital stock and consequently has no access to market sources of equity capital and only a limited ability to increase its surplus and fund future growth while maintaining the financial strength necessary to assure Members that their obligations will be met.

The reorganization will enable Company to obtain access to capital through a public offering or offerings of a portion of the capital stock of Holdings, Group, or NCRIC, Inc. Group intends to raise capital shortly after the reorganization through a subscription offering.

The reorganization is also intended to facilitate potential mergers and acquisitions by creating a more flexible corporate organization that, among other things, would permit the issuance of stock to consummate acquisitions. Company's ability to take advantage of anticipated acquisition and other business growth opportunities that respond to physicians' needs is extremely important given the climate affecting the practice of medicine.

LAW AND ANALYSIS

General Analysis
----------------

Section 368(a)(1)(E) provides that a recapitalization is a tax-free reorganization. Neither the Code nor the regulations define the term "recapitalization." In Helvering v. Southwest Consolidated Corp.,/8/ the Supreme Court held that a recapitalization involves a "reshuffling of the capital structure within the framework of an existing corporation."

------------------------------
/8/ 315 U.S. 194, 202 (1942)

Mr. R. Ray Pate, Jr.
National Capital Reciprocal Insurance Company
November 30, 1998
Page 8


The status under section 368(a)(1)(E) of mutual (or reciprocal) insurance holding company reorganizations is not specifically addressed in the Code, the regulations, or in revenue rulings or revenue procedures issued by the Internal Revenue Service ("Service"). However, the Service has issued a private letter ruling to a mutual life insurance company undergoing a mutual holding company reorganization./9/ We believe that the facts and steps of the proposed reorganization so closely resemble the factual pattern in the published private ruling that a similar characterization should apply to Company's reorganization./10/

In addition to the favorable mutual holding company ruling in PLR 9745013, a ruling was granted in PLR 9512021 to an insurance company undergoing a demutualization combined with the formation of a holding company structure and the buy-out of policyholder interests. Further, the Service has routinely granted tax-free status under section 368(a)(1)(E) to mutual insurance companies undergoing straight demutualizations./11/

As discussed before, the Code and Regulations do not provide a direct framework for the tax treatment of a mutual insurance company that converts into a stock insurance company owned by a mutual insurance holding company.

In Rev. Rul. 69-3 the Service ruled that in a merger of two mutual savings banks the depositor's proprietary interests were represented by their passbooks. The exchange of a passbook in one mutual savings bank for the passbook of the post-merger mutual savings bank was considered to be the exchange of equity interests./12/

While this Rev. Rul. is valuable to the analysis of the reorganization, and will be referred to again later, it does not provide a mechanism under the federal tax law that takes us from a mutual insurance company to a stock insurance company owned by a mutual holding company.

To establish the preferred tax characterization, the proposed transaction needs to be viewed as having two steps: 1) a demutualization, followed by, 2) the formation of a holding company.

The tax characterization of the first step, the demutualization, is well established by prior published rulings.


Demutualization (De-Reciprocalization)
--------------------------------------

In Revenue Ruling 73-510/13/, the Service analyzed the tax consequences of the conversion of a

-----------------------------
/9/  PLR 9745013.
/10/ Private Letter Rulings may not be relied on by any taxpayer other than the taxpayer to which the letter ruling is addressed. The Private Letter Rulings cited in this opinion letter describe and illustrate ruling practices the Service has followed for taxpayers in similar situations.
/11/ See PLR 9710015, 9635034, & 9540004.
/12/ 1969-1 C.B. 103.
/13/ 1973-2 C.B. 387.

Mr. R. Ray Pate, Jr.
National Capital Reciprocal Insurance Company
November 30, 1998
Page 9


mutual casualty insurance company into a stock casualty insurance company. To effect the conversion, a new corporation was formed. The new corporation issued all of its stock to the mutual insurance company in exchange for all of the mutual insurance company's assets and liabilities. The mutual insurance company then distributed to its policyholder members the stock of new corporation in exchange for their equity interests in the mutual insurance company, and terminated its existence. The Service held that the transaction qualified as a tax-free reorganization under Section 368(a)(1)(F).

While Rev. Rul. 73-510 was being drafted, the Service issued a General Counsel Memorandum ("G.C.M."), to comment on Revenue Ruling 73-510. The G.C.M. described the actual fact pattern presented to the Service that resulted in the issuance of Revenue Ruling 73-510, as follows:/14/

 . X Corporation, a mutual casualty insurance corporation, was converted from a mutual casualty insurance company to a stock casualty insurance company by amendment of its corporate charter. There was no new successor corporation; X Corporation merely changed its name and amended its charter to alter its status.

 . X corporation issued common stock to its policyholder members in exchange for their equity interests in X Corporation as a mutual insurance company.


 . Upon completion of the conversion, X Corporation continued as the same entity under applicable state law, even though it then ceased to exist as a mutual corporation.

 . Insurance coverage and insurance premium rates for the X corporation policyholder members remained unchanged.

 . No property was transferred to or from X Corporation in connection with the conversion.

 . The insurance commissioner approved the plan of conversion.



In a footnote to the G.C.M., the Chief Counsel of the Service noted that the conversion transaction qualified as both an "(F)" reorganization and a tax-free recapitalization under section 368(a)(1)(E) of the Code, because the transaction involved a change in the capital structure of a single entity. Further, the G.C.M. footnote explained that in a recapitalization there is only one corporate party involved.

     "...The policyholders of a mutual insurance company have a dual legal relationship to the corporation: (1) as members of a membership corporation they have proprietary interests in the corporate assets, and (2) as policyholders they possess the contractual rights provided for in their insurance contracts. The dual

--------------------------
/14/ G.C.M. 35292, April 3, 1973.

Mr. R. Ray Pate, Jr.
National Capital Reciprocal Insurance Company
November 30, 1998
Page 10


     interests of policyholders may be viewed independently."



There is no substantive difference between the transactions described in Rev. Rul. 73-510 and the G.C.M. and the proposed transaction that would prevent the qualification of the stock conversion as a tax-free recapitalization under
Section 368 (a) (1) (E) of the Code. In both the proposed conversion and the transactions described in the published guidance:

 . Under applicable state law, the converted (stock) corporation is a continuation of the mutual insurance corporation, so there is only a single corporate entity involved in the conversion.

 . There is no transfer of assets, actual or constructive, by or from the mutual corporation to the converted (stock) corporation.

 . The policyholders of the mutual insurance corporation own such proprietary interests as exist in the mutual corporation.

 . Pursuant to a plan of conversion approved by the applicable state insurance department, the policyholders receive in exchange or in recognition of their proprietary interests in the mutual corporation common stock in amounts or proportions approved by the insurance commissioner.

As can be seen in the above list, the tax-free status of a demutualization transaction is heavily dependent on the state law of the state of domicile, and the permission of the State's Commissioner of Insurance.

State Law

As demonstrated in taxpayers' representations in prior private letter rulings, and the Service's analysis in existing published guidance, it is very important that state law (in this case, the law of the District of Columbia) considers the post-transaction company to be the treated as the same entity as the pre-transaction company.

RICC, (D.C. Act 12-301), is the controlling legislation that sets forth the terms and conditions under which Company may restructure itself by forming a mutual insurance holding company.

A reciprocal insurance company restructuring itself by forming a mutual insurance holding company under D.C. law must conform to the following requirements:

 . The reorganized insurance company shall continue without interruption, its existence as a stock insurance company subsidiary of the mutual insurance holding company or as a stock

Mr. R. Ray Pate, Jr.
National Capital Reciprocal Insurance Company
November 30, 1998
Page 11


  insurance company subsidiary to an intermediate holding company that is a subsidiary of the mutual insurance holding company./15/

 . The Commissioner shall retain jurisdiction over a mutual insurance holding company organized pursuant to RICC to assure that policyowner interests are protected./16/

 . All of the initial shares of the capital stock of the reorganized insurance company shall be issued to the mutual insurance holding company. The membership interests of the policyholders of the reorganized insurance company shall become membership interests in the mutual insurance holding company./17/

 . Policyholders of the reorganized insurance company shall be members of the mutual insurance holding company in accordance with the articles of incorporation and bylaws of the mutual insurance holding company. The mutual insurance holding company shall at all times own a majority of the voting shares of the capital stock of the reorganized insurance company./18/

 . A mutual insurance holding company is deemed to be an insurer subject to the Insurers Rehabilitation and Liquidation Act of 1993, and shall automatically be a party to any proceeding under such Act involving an insurance company, which as a result of a reorganization pursuant to RICC is a subsidiary of the mutual insurance holding company. In any proceeding under the Insurers Rehabilitation and Liquidation Act involving the reorganized insurance company, the assets of the mutual insurance holding company are deemed to be assets of the estate of the reorganized insurance company for purposes of satisfying the claims of the reorganized insurance company's policyholders./19/

Under District of Columbia law it is clear that NCRIC, Inc. will be treated the same as Company. Additionally, the proprietary interest Members receive in MHC are the same as they had in Company.

Company has received approval from Department for the reorganization under D.C. law. The approval ruling by Department establishes the continuation of the business entity, one of the required elements the Service has looked for in previous rulings on tax-free treatment of recapitalizations for insurance entities.

Formation of Mutual Holding Company
-----------------------------------


--------------------------
/15/ Section 3(b) of RICC; New D.C. Code section 35-3742(b). /16/ Section 3(a) of RICC; New D.C. Code section 35-3742(a). /17/ Section 3(c) of RICC; New D.C. Code section 35-3742(c). /18/ Section 3(d) of RICC; New D.C. Code section 35-3742(d). /19/ Section 6(a) of RICC; New D.C. Code section 35-3745(a).

Mr. R. Ray Pate, Jr.
National Capital Reciprocal Insurance Company
November 30, 1998
Page 12


The Service and the courts have consistently held that members of a mutual corporation are the owners of the proprietary interests of the corporation, and such proprietary interest is characterized as equity or stock in evaluating certain corporate transactions./20/

The proprietary rights received by MHC Members in exchange for their ownership in NCRIC, Inc. will be deemed for tax purposes as the transfer of stock (of NCRIC, Inc.) for stock (the membership rights in MHC) within the meaning of section 351(a):/21/

     "No gain or loss shall be recognized if property is transferred to a corporation by one or more persons solely in exchange for stock in such corporation and immediately after the exchange such person or persons are in control (as defined in section 368(c)) of the corporation."

Every Member of Company will participate in the reorganization, and only Members of Company will receive membership rights in MHC. Therefore, the transferees of property (NCRIC, Inc. stock) will be in control of the newly formed entity
(MHC). Since a transfer of property for stock resulting in the transferees having control of the company is a tax-free event, the formation of MHC will be a tax-free event.

Tax Characterization
--------------------

Many of the key elements to be considered in determining the tax characterization of the reorganization have been addressed in the Code, or in prior guidance issued by the Service.

As shown above, the conversion from a mutual insurance company to a stock insurance company and exchange of Company Membership interests for NCRIC, Inc. stock will be reorganization within the meaning of section 368(a)(1)(E). Company will be "a party to a reorganization" within the meaning of section 368(b).

Members will recognize no gain or loss on its exchange of the Company membership interest for NCRIC, Inc. stock. Section 354(a)(1) provides that:

     "No gain or loss shall be recognized if stock or securities in a corporation a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization."


In the proposed transaction, Company will issue its stock to MHC in exchange for membership rights that are transferred, or deemed to be transferred, to MHC by the Members of Company. The Members of Company will receive membership rights in MHC in exchange for their membership rights in Company. The proposed transaction will be a mere exchange of stock and other property (albeit an intangible property) for the stock of NCRIC, Inc. As such, this transaction qualifies as nontaxable transactions under Section 1032(a) of the Code:


-------------------------
/20/ See Rev. Rul. 73-510, 1973-2 C.B. 387; G.C.M. 35292 (April 3, 1973); and
Rev. Rul. 80-105, 1980-1 C.B. 78.
/21/ See Rev. Rul. 69-3, 1969-1 C.B. 103.

Mr. R. Ray Pate, Jr.
National Capital Reciprocal Insurance Company
November 30, 1998
Page 13


     "No gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for stock (including treasury stock) of such corporation..."

As stated before, the proprietary rights received by MHC Members in exchange for their ownership in NCRIC, Inc. will be treated as stock within the meaning of section 351(a):/22/

Likewise, MHC's contribution of its ownership of NCRIC, Inc. to Holdings in exchange for Holdings stock and in turn, Holdings' subsequent contribution of its ownership of NICRIC, Inc. to Group in exchange for Group stock will not prevent the contribution by Company Members of their NCRIC, Inc. stock to MHC from qualifying under section 351(a).

In Rev. Rul. 77-449/23/ the taxpayer transferred assets through a subsidiary to a second tier subsidiary. Both transfers were ruled to be tax-free transfers under section 351(a):

     "Section 351(a) of the Code provides that no gain or loss will be recognized if property is transferred to a corporation by one or more persons solely in exchange for stock or securities in such corporation and immediately after the exchange such person or persons are in control (as defined in section 368(c)) of the corporation. Section 368(c) defines control to mean the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation."

Business Purpose
----------------

Much like the term "recapitalization," the term "business purpose" is not defined in the Code and Regulations. In fact, a business purpose is not a statutory requirement for treatment as a recapitalization under section 368(a)(1)(E). However, in prior rulings covering tax-free "E"- reorganizations, the Service has looked to the stated business purpose for the transaction as one factor in determining how a transaction should be characterized./24/

Management's stated business purpose (in part) is that:

     "The reorganization will enhance Company's strategic flexibility and financial strength by creating a corporate structure that will provide access to capital from sources currently unavailable".

The desire to gain access to capital markets is a well-established business purpose for restructurings involving demutualization transactions. Access to capital markets is a


------------------------
/22/ See Rev. Rul. 69-3, 1969-1 C.B. 103.
/23/ 1977-2 C.B. 110.
/24/ See Rev. Rul. 77-238, 1977-2 C.B. 115; and Rev. Rul. 86-25, 1986-1 C.B. 202

Mr. R. Ray Pate, Jr.
National Capital Reciprocal Insurance Company
November 30, 1998
Page 14


business imperative driving most, if not all, of the recent insurance company demutualizations. Further, in the analogous private letter ruling concerning the formation of a mutual insurance holding company, the Service accepted at face value the taxpayer's representation that the transaction had a bona fide business purpose.

Management's stated business purpose appears to be consistent with economic reality, and in line with prior rulings; therefore, the tax characterization of the reorganization should not be challenged for failure to have a bona fide business purpose.

Other Related Tax Matters
-------------------------

The basis of a Company Membership interest will be zero./25/ The basis of the NCRIC, Inc. stock received in exchange for a Company Membership interest will equal the basis of the Company Membership interest surrendered therefor (i.e., zero)./26/

Holdings', the new owner of NCRIC, Inc. stock, holding period of its ownership for NCRIC, Inc. stock will determine whether any capital gains on sales of NCRIC, Inc. stock are characterized as long-term capital gains or short-term capital gains. Section 1223(1) states that:

     "In determining the period for which the taxpayer has held property received in an exchange, there shall be included the period for which he held the property exchanged if, under this chapter, the property has, for the purpose of determining gain or loss from a sale or exchange, the same basis in whole or in part in his hands as the property exchanged..."

Therefore, the holding period of the NCRIC, Inc. stock received in the exchange for MHC membership interests will include the period the Members held such membership interests. An analysis of the current holding period of the stock as of the date of the proposed transaction is beyond the scope of this letter.

The affiliated group of which Company was the common parent immediately before the proposed transaction will remain in existence with MHC as the new common parent./27/

The new consolidated group headed by MHC will continue to be subject to the federal consolidated income tax rules and regulations. The proposed transaction is considered as a "group structure change" under regulation section 1.1502-33(f). MHC's basis in NCRIC, Inc.'s stock immediately after the group structure change is Company's net asset basis as determined under regulation section 1.1502-31(c), subject to the adjustments described in regulation section 1.1502-31(d)./28/ Under the consolidated return regulations, the earnings and profits of MHC will

-------------------------
/25/ Rev. Rul. 71-233, 1971-1 C.B. 113, Rev. Rul. 74-277, 1974-1 C.B. 88.
/26/ Section 358(a)(1).
/27/ Rev. Rul. 82-152, 1982-2 C.B. 205.
/28/ Reg. section 1.1502-31(b)(2).

Mr. R. Ray Pate, Jr.
National Capital Reciprocal Insurance Company
November 30, 1998
Page 15


be adjusted immediately after MHC becomes the new common parent to reflect the earnings and profits of Company immediately before Company ceases to be the common parent./29/

SUMMARY

The Service has consistently ruled that demutualizations and conversions in connection with the formation of a mutual holding company structure are non-taxable reorganizations under section 368(a)(1)(E). Company's planned conversion and formation of a mutual holding company structure is essentially identical to the factual patterns present in other rulings previously issued by the Service.

It is our opinion that the proposed mutual insurance holding company restructuring of National Capital Reciprocal Insurance Company should be characterized as a tax-free reorganization under section 368(a)(1)(E). We believe this position will (approximately a 90-95% likelihood) be sustained on its merits if challenged by the IRS.

This opinion is based solely upon:

a) the representations, information, documents, and facts (representations) that we have included or referenced in this opinion letter;

b) our assumption (without independent verification) that all of the representations and all of the originals, copies, and signatures of documents reviewed by us are accurate, true, and authentic;

c) our assumption (without independent verification) that there will be timely execution and delivery of and performance as required by the representations and documents;

d) the understanding that only the specific Federal income tax issues and tax consequences opined upon herein are covered by this tax opinion, and no other federal, state, or local taxes of any kind;

e) the law, regulations, cases, rulings, and other tax authority in effect as of the date of this letter. If there are any significant changes of the foregoing tax authorities (for which we shall have no responsibility to advise you), such changes may result in our opinion being rendered invalid or necessitate (upon your request) a reconsideration of the opinion;

f) your understanding that this opinion is not binding on the IRS or the courts and should not be considered a representation, warranty, or guarantee that the IRS or the courts will concur with our opinion; and

----------------------
/29/ Reg. section 1.1502-33(f).

Mr. R. Ray Pate, Jr.
National Capital Reciprocal Insurance Company
November 30, 1998
Page 16


g) your understanding that this opinion letter is solely for your information and benefit, is limited to the described transaction, and may not be relied upon, distributed, disclosed, made available to, or copied by anyone, without prior written consent or as described herein.

                                   * * * * *


We have not been requested to provide, and do not express, any opinion regarding the tax treatment and characterization of the stock subscription rights issued as part of the public offering.



DELOITTE & TOUCHE LLP